UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2019

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 Par Value	CSX	NASDAQ Global Select Market

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2019, CSX Corporation (the “Company”) announced the appointments of Kevin Boone as Executive Vice President and Chief Financial Officer and Jamie Boychuk as Executive Vice President of Operations. Ed Harris, who previously led the Operations function, will continue as Executive Vice President with a combination of operating and general executive responsibilities.

Mr. Boone had been serving as the Company’s interim chief financial officer since May of this year. In connection with Mr. Boone’s permanent appointment as Chief Financial Officer, he will receive an annual base salary of $475,000, a target annual incentive opportunity equal to 90% of his annual base salary, and a 2019 target long-term incentive opportunity equal to $2,000,000 comprised of 60% performance share units and 40% stock options. Mr. Boone’s 2019 long-term incentive opportunity will be pro-rated consistent with the terms of the Company’s 2019-2021 Long Term Incentive Plan.

Mr. Boone, age 42, joined CSX in September 2017 as Vice President of Corporate Affairs and Chief Investor Relations Officer. Prior to his appointment as the Company’s interim chief financial officer, he served most recently as Vice President of Marketing and Strategy, and led a new marketing team focused on fundamental market research and data analysis to identify and advance high-priority growth strategies. Kevin has a deep background as a seasoned investment analyst with over 18 years of experience in finance, accounting, mergers and acquisitions, and transportation performance analysis. He has held various positions in organizations such as Janus Capital, Morgan Stanley, Merrill Lynch and Ernst & Young. Kevin holds a Master’s Degree in Business Administration from the University of North Carolina and a Bachelor’s degree in Accounting from the University of Florida.

In connection with Mr. Boychuk’s appointment as Executive Vice President of Operations, he will receive an annual base salary of $500,000, a target annual incentive opportunity equal to 90% of his annual base salary, and a 2019 target long-term incentive opportunity equal to $2,000,000 comprised of 60% performance share units and 40% stock options. Mr. Boychuk’s 2019 long-term incentive opportunity will be pro-rated consistent with the terms of the Company’s 2019-2021 Long Term Incentive Plan.

Mr. Boychuk, age 41 joined CSX in 2017, and has held the positions of assistant vice president of transportation support; vice president of scheduled railroading; and most recently, senior vice president of network operations, mechanical, engineering and intermodal operations. He came to CSX from the Canadian National Railway, where he served for 20 years in various operational roles of increasing responsibility.

There is no arrangement or understanding between Mr. Boone or Mr. Boychuk and any other person pursuant to which either of them was selected as an officer. There are no family relationships between Mr. Boone or Mr. Boychuk and any director or executive officer of the Company, and neither Mr. Boone nor Mr. Boychuk is a party to any transaction in which the Company is a participant.

In connection with his ongoing role with the Company, Mr. Harris and the Company have entered into an amendment to his existing employment agreement. The amendment extends the term of Mr. Harris' existing employment agreement through the end of 2020, and provides that for 2020, he will receive an annual base salary of $500,000, a target annual incentive opportunity equal to 90% of his annual base salary, and a 2020 target long-term incentive opportunity equal to $1,600,000. The foregoing summary description of the amendment to Mr. Harris' employment agreement is qualified in its entirety by reference to the full text thereof, which is included as Exhibit 10.1 hereto.

Item 7.01	Regulation FD Disclosure.

On October 2, 2019, the Company issued a press release announcing the appointments of Messrs. Boone and Boychuk. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this Report:

Exhibit	Description

10.1	Amendment to Employment Agreement, effective as of October 8, 2019, between CSX Corporation and Edmond L. Harris.

99.1	Press Release, dated October 2, 2019, announcing the appointments of Kevin S. Boone as Executive Vice President and Chief Financial Officer and Jamie Boychuk as Executive Vice President of Operations.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ Nathan D. Goldman
Name:	Nathan D. Goldman
Title:	Executive Vice President - Chief Legal Officer & Corporate Secretary

DATE: October 8, 2019